UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 9, 2015

ENDO INTERNATIONAL PLC

(Exact Name of Registrant as Specified in Charter)

Ireland	001-36326	Not Applicable
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland

(Address of principal executive offices)

Registrant’s telephone number, including area code 011-353-1-268-2000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Indenture

Endo Limited, Endo Finance LLC and Endo Finco Inc. (collectively, the “Issuers”), wholly owned subsidiaries of Endo International plc (the “Company”), entered into an indenture, dated as of July 9, 2015 (the “Indenture”), among the Issuers, the guarantors named therein and Wells Fargo Bank, National Association, as trustee, governing the terms of the Issuers’ $1,635,000,000 aggregate principal amount of 6.000% Senior Notes due 2023 (the “Notes”). The Notes were issued on July 9, 2015.

The Notes were issued in a private offering exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), to qualified institutional buyers in accordance with Rule 144A and to persons outside of the United States pursuant to Regulation S under the Securities Act. The Notes are senior unsecured obligations of the Issuers and are guaranteed on a senior unsecured basis by certain of Endo Limited’s subsidiaries (collectively, the “Guarantors”). The Notes and the related guarantees have not been, and will not be, registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The Notes bear interest at a rate of 6.000% per year, accruing from July 9, 2015. Interest on the Notes is payable semiannually in arrears on January 15 and July 15 of each year, beginning on January 15, 2016. The Notes will mature on July 15, 2023, subject to earlier repurchase or redemption in accordance with the terms of the Indenture.

The Issuers may redeem some or all of the Notes at any time prior to July 15, 2018 at a price equal to 100% of the principal amount of the Notes redeemed plus accrued and unpaid interest, if any, to, but not including, the redemption date and a make-whole premium set forth in the Indenture. On or after July 15, 2018, the Issuers may redeem some or all of the Notes at any time at redemption prices set forth in the Indenture, plus accrued and unpaid interest, if any, to, but not including, the redemption date. In addition, at any time prior to July 15, 2018, the Issuers may redeem up to 35% of the aggregate principal amount of the Notes at a specified redemption price set forth in the Indenture plus accrued and unpaid interest, if any, to, but not including, the redemption date, with the net cash proceeds of certain equity offerings. If Endo Limited experiences certain change of control events, the Issuers must offer to repurchase the Notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to, but not including, the repurchase date.

The Indenture contains covenants that, among other things, restrict Endo Limited’s ability and the ability of certain of its subsidiaries to incur certain additional indebtedness and issue preferred stock; make certain dividends, distributions, investments and other restricted payments; sell certain assets; agree to payment restrictions on Endo Limited’s subsidiaries; create certain liens; enter into transactions with affiliates; designate subsidiaries as unrestricted subsidiaries; and consolidate, merge or sell substantially all of Endo Limited’s assets. These covenants are subject to a number of important exceptions and qualifications, including the fall away or revision of certain of these covenants upon the Notes receiving investment grade credit ratings.

The Company intends to use the net proceeds of the Notes offering, together with new senior secured credit facilities and cash on hand, to (i) fund the purchase price of the previously announced acquisition (the “Acquisition”) of Par Pharmaceutical Holdings, Inc. (“Par”), as well as for repayments of indebtedness of Par and certain transaction expenses, (ii) refinance the Company’s Existing Term Loan B Facility and (iii) redeem (a) all $481,894,000 aggregate principal amount outstanding of the 7.00% Senior Notes due 2019 of Endo Finance LLC and Endo Finco Inc., and (b) all $17,981,000 aggregate principal amount outstanding of the 7.00% Senior Notes due 2019 of Endo Health Solutions Inc. The Company intends to use any remaining proceeds for general corporate purposes, including acquisitions and debt repayments.

In the event that the Acquisition is not consummated on or prior to February 12, 2016 or the Company determines to abandon or terminate the Acquisition at any time prior thereto, the Issuers will be required to redeem $1,435,000,000 aggregate principal amount of the Notes at a special mandatory redemption price equal to 100% of the issue price of the Notes, plus accrued and unpaid interest, if any, to, but not including, the special redemption date.

The foregoing summary of the Indenture and the Notes does not purport to be complete and is qualified in its entirety by reference to the complete terms of the Indenture and the Notes, copies of which are filed with this Current Report on Form 8-K as Exhibits 10.1 and 10.2 and are incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Indenture, dated July 9, 2015, among Endo Limited, Endo Finance LLC, Endo Finco Inc., the guarantors named therein and Wells Fargo Bank, National Association, as trustee, relating to the 6.000% Senior Notes due 2023.

10.2	Form of 6.000% Senior Notes due 2023 (included in Exhibit 10.1).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 9, 2015

ENDO INTERNATIONAL PLC

By:	/s/ Matthew J. Maletta
Name:	Matthew J. Maletta
Title:	Executive Vice President,
Chief Legal Officer

Index of Exhibits

Exhibit Number	Description

10.1	Indenture, dated July 9, 2015, among Endo Limited, Endo Finance LLC, Endo Finco Inc., the guarantors named therein and Wells Fargo Bank, National Association, as trustee, relating to the 6.000% Senior Notes due 2023.

10.2	Form of 6.000% Senior Notes due 2023 (included in Exhibit 10.1).